Exhibit 99.1

GERMAN AMERICAN BANCORP, INC.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

April 28, 2011	GERMAN AMERICAN BANCORP, INC. (GABC)
REPORTS STRONG FIRST QUARTER PERFORMANCE

Jasper, Indiana – April 28, 2011 -- German American Bancorp, Inc. (NASDAQ: GABC) reported today that its first quarter earnings represented another period of strong financial performance.  The Company’s first quarter net income was $4,645,000, or $0.37 per share, which was inclusive of the acquisition of American Community Bancorp, Inc., and its banking subsidiary, the Bank of Evansville, as of January 1, 2011.   This represented a significant increase from the $3,251,000, or $0.29 per share, recorded during the same quarter last year and from the $3,152,000, or $0.28 per share, reported during the fourth quarter of last year.  The current quarter earnings of $0.37 per share represented an increase of approximately 28% and 32%, respectively, over the per share earnings reported in the same quarter and fourth quarter of the prior year.

Adjusting the Company’s actual net income to exclude the after-tax results of acquisition accounting/transaction related items and operating earnings associated with the Bank of Evansville, the Company’s first quarter earnings derived from its legacy operations were approximately $3,854,000.  This level of adjusted net income, which equates to $0.35 per share based on the average number of shares outstanding exclusive of those shares issued in connection with the merger transaction, represents approximately a 20% improvement over the reported net income in the same quarter and fourth quarter of last year.

The Company’s first quarter earnings were positively impacted by a $3.5 million increased level of net interest income as compared to the first quarter of last year.  The current year net interest income improvement was largely the result of a higher level of earning assets driven by growth in the Company’s deposit base and the Bank of Evansville acquisition.  The Company experienced strong deposit growth during the quarter with approximately $320 million of acquired deposits from the Bank of Evansville transaction and $79 million of organic growth from the Company’s existing branch network.  On an annualized basis, the $79 million in organic deposit growth represented a 29% increase from the Company’s year-end balances.

Revenue from non-interest income sources was also a positive contributor to first quarter earnings in the current year increasing by $1.4 million over that recorded in the same quarter in the prior year.  Insurance revenues, driven by a higher level of contingency revenue, increased by $363,000, or approximately 22% above the level recorded in the first quarter of last year.  Trust and investment product fees during the first quarter continued the recent trend of improvement increasing by $73,000, or approximately 19%, from the revenue recorded during the first quarter of the prior year.

Non-interest revenue during the first quarter of this year was also positively impacted by a net gain on securities of approximately $1.0 million related to the acquisition accounting treatment of the Company’s existing equity ownership position at the time of acquisition in American Community Bancorp, Inc., as well as a $151,000 increase from the first quarter of the prior year in the level of company owned life insurance revenue and a $91,000 increase in net gains on sales of loans.

Somewhat offsetting this enhanced revenue, the Company’s total non-interest expenses increased by approximately $3.6 million, much of which was attributable to expenses associated with acquisition of American Community Bancorp, Inc., and its banking subsidiary, Bank of Evansville, and the continuing operations of the Bank of Evansville during the first quarter of this year.

Mark A. Schroeder, Chairman & CEO of German American, commenting on the Company’s posting of another quarter of strong financial performance stated, “We are very pleased with our performance during the first quarter of 2011, both in terms of the positive earnings contribution generated by our acquisition of the Bank of Evansville and by a continuation of our trend of exceptional financial performance from our existing operations.  Our deposit growth throughout our footprint has been extremely robust as consumers, businesses, and municipalities are, in increasing numbers, looking to German American as a source of strength and stability for their investable funds.  This growing deposit base will represent a significant source of funding for our loan portfolio in future months when the economy is expected to continue to strengthen and demand from borrowing customers is anticipated to increase in a corresponding manner.”

Schroeder continued, “We have also seen a strong resurgence in recent months in our non-banking lines of business within insurance, investment, and trust services.  In each of these three important areas of our operations, we have seen existing clients increase their level of activity and have also experienced an increase in the number of new and prospective clients who have moved or expressed an interest in moving their business to German American.  Earlier this month, we enhanced our trust staff with the recruitment of a team of six experienced trust professionals from the Evansville market who will focus on growing our trust presence in this important new market area.  Additionally, we successfully completed the transition of the Bank of Evansville’s customer information files to our core processing system earlier this month which will facilitate our marketing of our products and services within the Evansville market under the German American name and brand.  We are very pleased with the Evansville market’s acceptance of German American, and are excited about the opportunities this new market area will offer us, not only within banking but also relative to the expansion of our insurance, investment, and trust lines of business.”

The Company also announced that its Board of Directors declared its regular quarterly cash dividend of $0.14 per share which will be payable on May 20, 2011 to shareholders of record as of May 10, 2011.

Balance Sheet Highlights

Total assets for the Company increased by approximately $385.8 million to $1.762 billion as of March 31, 2011 compared with year-end 2010.  The increase was attributable to both the acquisition of American Community Bancorp, Inc. (“American Community”) and its banking subsidiary Bank of Evansville effective January 1, 2011 and to an increase in the Company’s core deposit base originated from its banking offices other than the new Bank of Evansville offices.  American Community’s total assets as of the effective date of the merger totaled approximately $340.3 million.

The Company’s investment portfolio increased by approximately $124.1 million to $472.4 during the first quarter of 2011.  The investment portfolio growth was driven in large part by continued growth in the Company’s core deposit base both from its existing market areas and from the Bank of Evansville.

March 31, 2011 loans outstanding increased approximately $179.0 million compared with year-end 2010.  The loans acquired from American Community totaled approximately $207.4 million as of March 31, 2011 thus accounting for all of the loan growth for the Company for the first quarter of 2011.  The Company’s loan portfolio as constituted at December 31, 2010 (prior to the acquisition of American Community) declined by approximately $28.4 million which was largely attributable to a seasonal decline in the agricultural loan portfolio.

End of Period Loan Balances	03/31/11	12/31/10	$ Change

Commercial & Industrial Loans	$282,681	$218,443	$64,238
Commercial Real Estate Loans	444,531	339,555	104,976
Agricultural Loans	145,136	165,166	(20,030)
Consumer Loans	127,880	118,244	9,636
Residential Mortgage Loans	97,479	77,310	20,169
	$1,097,707	$918,718	$178,989

Non-performing assets totaled $22.4 million at March 31, 2011 compared to $13.3 million of non-performing assets at December 31, 2010.  Non-performing assets represented 1.27% of total assets at March 31, 2011 compared to 0.97% at year-end 2010.  Non-performing loans totaled $18.9 million at March 31, 2011 compared to $11.2 million of non-performing loans at December 31, 2010.  Non-performing loans represented 1.73% of total outstanding loans at March 31, 2011 compared with 1.22% of total loans outstanding at year-end 2010.  The increase in non-performing loans attributable to the acquisition of American Community totaled $2.2 million at March 31, 2011.  The remainder of the increase was attributable to two commercial credit relationships.  One relationship was acquired as a part of the branch acquisition the Company completed during the second quarter of 2010.  This credit is related to the operation of two restaurants and totaled $3.9 million at quarter-end.  The second relationship is a commercial real estate participation loan secured by a convenience store that totaled $2.4 million at quarter end March 31, 2011.

The Company’s allowance for loan losses totaled $14.2 million at March 31, 2011 representing an increase of $856,000 or 26% on an annualized basis from year-end 2010.  The allowance for loan losses represented 1.29% of period-end loans at March 31, 2011 compared with 1.45% at December 31, 2010.  The decline in the allowance for loan loss as a percent of total loans was the result of the acquisition accounting treatment for allowance for loan losses attributable to the acquisition of American Community.  Under acquisition accounting treatment, loans are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller.  As of March 31, 2011, the Company held a discount on acquired loans of $9.0 million which includes loans acquired in the American Community acquisition and loans acquired in a branch acquisition completed in the second quarter of 2010.

March 31, 2011 deposits increased $397.7 million to $1.485 billion compared with year-end 2010 total deposits.  The deposits acquired as a part of American Community totaled $318.9 million at March 31, 2011.  Deposits from the Company’s branch bank network as constituted on December 31, 2010 (prior to the American Community acquisition) increased $79.0 million or approximately 29% on an annualized basis during the first quarter of 2011.

End of Period Deposit Balances	03/31/11	12/31/10	$ Change

Non-interest-bearing Demand Deposits	$242,159	$184,204	$57,955
IB Demand, Savings, and MMDA Accounts	849,163	541,532	307,631
Time Deposits < $100,000	291,765	272,963	18,802
Time Deposits > $100,000 and Brokered Deposits	101,859	88,587	13,272
	$1,484,946	$1,087,286	$397,660

Results of Operations Highlights

Net income for the quarter ended March 31, 2011 totaled $4,645,000 or $0.37 per share, an increase of $1,493,000 from the fourth quarter 2010 net income of $3,152,000 or $0.28 per share and an increase of $1,394,000 from the first quarter of 2010 net income of $3,251,000 or $0.29 per share.

Net income during the first quarter of 2011 included $791,000 of net income that was attributable to the sum of operating earnings from the Bank of Evansville and earnings from acquisition accounting/transaction related items related to the American Community acquisition.  Net income from the Company’s operations that existed at December 31, 2010 (prior to the American Community transaction) increased approximately $702,000 during the first quarter of 2011 compared with the fourth quarter of 2010 and $603,000 compared with the first quarter of 2010.  See “Regulation G Disclosure” below for additional information regarding the computation of the Company’s adjusted net income before impacts of the acquisition of American Community.

Summary Average Balance Sheet
(Tax-equivalent basis / $ in thousands)
	Quarter Ended March 31, 2011

	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other Short-term Investments	$110,226	$65	0.24%
Securities	395,355	3,412	3.45%
Loans and Leases	1,114,310	16,303	5.92%
Total Interest Earning Assets	$1,619,891	$19,780	4.93%

Liabilities
Demand Deposit Accounts	$243,622
IB Demand, Savings, and MMDA Accounts	$804,944	$1,266	0.64%
Time Deposits	400,483	2,127	2.16%
FHLB Advances and Other Borrowings	130,977	1,019	3.16%
Total Interest-Bearing Liabilities	$1,336,404	$4,412	1.34%

Cost of Funds			1.10%
Net Interest Income		$15,368
Net Interest Margin			3.83%

Summary Average Balance Sheet
(Tax-equivalent basis / $ in thousands)
	Quarter Ended December 31, 2010

	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other Short-term Investments	$61,349	$28	0.18%
Securities	323,674	2,857	3.53%
Loans and Leases	922,672	13,632	5.87%
Total Interest Earning Assets	$1,307,695	$16,517	5.02%

Liabilities
Demand Deposit Accounts	$194,254
IB Demand, Savings, and MMDA Accounts	$562,673	$399	0.28%
Time Deposits	361,160	2,222	2.44%
FHLB Advances and Other Borrowings	142,791	1,063	2.95%
Total Interest-Bearing Liabilities	$1,066,624	$3,684	1.37%

Cost of Funds			1.12%
Net Interest Income		$12,833
Net Interest Margin			3.90%

Summary Average Balance Sheet
(Tax-equivalent basis / $ in thousands)
	Quarter Ended March 31, 2010

	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other Short-term Investments	$25,257	$9	0.15%
Securities	264,801	2,875	4.34%
Loans and Leases	877,629	12,906	5.96%
Total Interest Earning Assets	$1,167,687	$15,790	5.46%

Liabilities
Demand Deposit Accounts	$154,219
IB Demand, Savings, and MMDA Accounts	$476,246	$426	0.36%
Time Deposits	342,488	2,186	2.59%
FHLB Advances and Other Borrowings	151,318	1,322	3.54%
Total Interest-Bearing Liabilities	$970,052	$3,934	1.64%

Cost of Funds			1.36%
Net Interest Income		$11,856
Net Interest Margin			4.10%

During the quarter ended March 31, 2011, net interest income totaled $15,107,000 representing an increase of $2,477,000 from the quarter ended December 31, 2010 net interest income of $12,630,000 and an increase of $3,458,000 compared with the quarter ended March 31, 2010 net interest income of $11,649,000.  The tax equivalent net interest margin for the quarter ended March 31, 2011 was 3.83% compared to 3.90% in the fourth quarter 2010 and 4.10% in the first quarter 2010.  The increased net interest income was largely the result of a higher level of earning assets largely driven by growth in the Company’s core deposit base and the acquisition of American Community.  The decline in net interest margin in attributable to the continued growth in core deposits and reinvestment into securities in a period of historically low interest rates.

During the quarter ended March 31, 2011, non-interest income totaled $6,014,000, an increase of $1,874,000 compared with the quarter ended December 31, 2010, and an increase of $1,435,000 compared with the first quarter of 2010.  During the first quarter of 2011, non-interest income attributable to the Bank of Evansville operations totaled approximately $211,000 and other acquisition accounting items related to the acquisition of American Community totaled $1,045,000.

	Qtr. Ended	Qtr. Ended	Qtr. Ended
Non-interest Income	03/31/11	12/31/10	03/31/10

Trust and Investment Product Fees	$464	$448	$391
Service Charges on Deposit Accounts	941	991	946
Insurance Revenues	2,049	1,255	1,686
Company Owned Life Insurance	353	221	202
Other Operating Income	753	684	1,036
Subtotal	4,560	3,599	4,261
Net Gains on Sales of Loans	409	541	318
Net Gain (Loss) on Securities	1,045	-	-
Total Non-interest Income	$6,014	$4,140	$4,579

Deposit service charges and fees continue to be impacted by decreased customer utilization of the Company’s overdraft protection program and by changes implemented in the program during the third quarter of 2010 related to Regulation E.

Insurance revenues during the first quarter of 2011 were significantly increased as a result of contingency revenue as compared with the fourth quarter of 2010 and the first quarter of 2010.  Contingency revenue totaled $784,000 in the first quarter of 2011 compared with no contingency revenue in the fourth quarter of 2010 and $331,000 in the quarter ended March 31, 2010.

Other operating income increased $69,000 or 10% during the quarter ended March 31, 2011 compared with the fourth quarter of 2010 and declined $283,000 or 27% compared with the first quarter of 2010.  The decline in the first quarter of 2011 compared with the first quarter of 2010 was related to a net gain on the sale of a single other real estate property during 2010.

The Company realized a net gain on securities of $1,045,000 during the first quarter of 2011 related to the acquisition accounting treatment of the existing equity ownership position the Company held in American Community at the time of acquisition.

	Qtr. Ended	Qtr. Ended	Qtr. Ended
Non-interest Expense	03/31/11	12/31/10	03/31/10

Salaries and Employee Benefits	$7,401	$5,763	$5,549
Occupancy, Furniture and Equipment Expense	1,855	1,572	1,539
FDIC Premiums	514	412	352
Data Processing Fees	1,105	357	359
Professional Fees	605	542	521
Advertising and Promotion	303	363	269
Intangible Amortization	517	171	218
Other Operating Expenses	1,570	1,572	1,459
Total Non-interest Expense	$13,870	$10,752	$10,266

During the quarter ended March 31, 2011, non-interest expense totaled $13,870,000, an increase of $3,118,000 compared with the quarter ended December 31, 2010, and an increase of $3,604,000 compared with the first quarter of 2010.  During the first quarter of 2011, non-interest expense attributable to the Bank of Evansville operations totaled approximately $1,530,000 and other acquisition accounting items related to the acquisition of American Community totaled $1,604,000, including approximately $1,257,000 of non-recurring expense items.

Salaries and benefits increased approximately 28% during the first quarter of 2011 compared with the fourth quarter of 2010 and approximately 33% compared with the first quarter of 2010.  The increase during both periods was primarily attributable to the acquisition of American Community.  The increase in occupancy, furniture and equipment expense was also primarily related to the acquisition and the costs associated with three additional branch locations.

The Company’s FDIC deposit insurance assessments increased 25% in the first quarter of 2011 compared with the fourth quarter of 2010 and 46% compared with the first quarter of 2010.  The increase was largely related to the increase in the size of the Company resulting from the acquisition of American Community and to a lesser degree an increased deposit base resulting from core organic deposit growth unrelated to the acquisition.

Intangible amortization increased $346,000 or 202% during the first quarter of 2011 compared with the fourth quarter of 2010 and $299,000 or 137% compared with the first quarter of 2010.  The increase in both periods was primarily related to amortization of core deposit intangible resulting from the acquisition of American Community.

Regulation G Disclosure

This press release includes the following non-GAAP financial measures for the first quarter of 2011 (reconciled by the tables below) that are designed to show the portion of the Company’s actual net income for that quarter that was derived from its “legacy operations” (by which the Company means its operations as they were constituted as of December 31, 2010 before the acquisition of American Community) and the per share amount of such legacy operations net income for that quarter computed on the basis of the smaller number of average shares outstanding that results from excluding the Company’s common shares that were actually issued January 1, 2011 to the former American Community shareholders.  This non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures of the Company’s actual net income (and net income per share) for the quarter ended March 31, 2011, that is calculated in accordance with generally accepted accounting principles (commonly referred to as GAAP). However, we believe that this non-GAAP reporting, giving effect to the adjustments shown in the reconciliations provided below, provides meaningful information concerning the extent to which our net income (and net income per share) might have varied during the three months ended March 31, 2011, had we not acquired Bank of Evansville and its parent company effective January 1, 2011, and provides a useful basis for comparison to our actual net income (and net income per share) recorded for the first and fourth quarters of 2010 for comparable legacy operations.  We are therefore using the non-GAAP financial measures included in this press release to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

As a result of the acquisition of American Community Bancorp, Inc., and its subsidiary Bank of Evansville effective January 1, 2011, the Company recorded during the three months ended March 31, 2011 both (a) net operating earnings from the Bank of Evansville and (b) net earnings from acquisition accounting and transaction related items.  While the Company believes the operating earnings related to the Bank of Evansville and a portion of the acquisition accounting related earnings are likely to continue in future periods, the Company believes that excluding the after-tax effects of this increased level of earnings during the first quarter of 2011 (and presenting adjusted net income per share figures on the basis of such adjusted earnings by dividing the adjusting net income by the average number of common shares of the Company that would have been outstanding during such quarterly period had the additional common shares issued in the Bank of Evansville acquisition not been issued) will provide investors with a meaningful basis to compare the Company’s operating results in the first quarter of 2011 for its operations other than the former operations of Bank of Evansville to the Company’s net income for the fourth quarter of 2010 and for the first quarter of 2010 (neither of which included Bank of Evansville or the shares issued in connection with the American Community acquisition).

Quarter Ended March 31, 2011 compared with Quarter Ended March 31, 2010
(Dollars in 000s except per share data)	Qtr. Ended
3/31/2011
Net Income, as reported	$4,645
Net Operating Income, Bank of Evansville	405
Net Income, Merger Related and Acquisition Accounting Items	386
Net Income, as adjusted	$3,854
Net Income, as reported Quarter Ended 03/31/10	3,251
Difference	$603

Fully Diluted Weighted Average Shares Outstanding, as reported	12,554,876
Average Shares Outstanding as result of Acquisition of American Community Bancorp, Inc.	1,448,560
Fully Diluted Weighted Average Shares Outstanding, as adjusted	$11,106,316

Fully Diluted Earnings Per Share, as reported	$0.37
Fully Diluted Earnings Per Share, as adjusted (as adjusted net income and fully diluted average shares outstanding)	$0.35
Fully Diluted Earnings Per Share, as reported for Quarter Ended 03/31/10	$0.29

Quarter Ended March 31, 2011 compared with Quarter Ended December 31, 2010
(Dollars in 000s except per share data)	Qtr. Ended
3/31/2011
Net Income, as reported	$4,645
Net Operating Income, Bank of Evansville	405
Net Income, Merger Related and Acquisition Accounting Items	386
Net Income, as adjusted	$3,854
Net Income, as reported Quarter Ended 12/31/10	3,152
Difference	$702

Fully Diluted Weighted Average Shares Outstanding, as reported	12,554,876
Average Shares Outstanding as result of Acquisition of American Community Bancorp, Inc.	1,448,560
Fully Diluted Weighted Average Shares Outstanding, as adjusted	$11,106,316

Fully Diluted Earnings Per Share, as reported	$0.37
Fully Diluted Earnings Per Share, as adjusted (as adjusted net income and fully diluted average shares outstanding)	$0.35
Fully Diluted Earnings Per Share, as reported for Quarter Ended 12/31/10	$0.28

About German American

German American Bancorp, Inc., is a NASDAQ-traded (symbol: GABC) financial services holding company based in Jasper, Indiana.  German American, through its banking subsidiary German American Bancorp, operates 33 retail banking offices in 12 contiguous southern Indiana counties. The Company also owns a trust, brokerage, and financial planning subsidiary (German American Financial Advisors & Trust Company) and a full line property and casualty insurance agency (German American Insurance, Inc.).

Cautionary Note Regarding Forward-Looking Statements

The Company's statements in this press release regarding the Company’s expectations concerning its potential for future growth throughout its market area (including the Evansville market) in banking products (loans and deposits) and non-banking business lines (insurance, investments and trust products and services) are "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release. Factors that could cause actual experience to differ from the expectations implied in this press release include the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates; changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration; capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by the Company of outstanding debt or equity securities; risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations; factors driving impairment charges on investments; the impact, extent and timing of technological changes; litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future; actions of the Federal Reserve Board; changes in accounting principles and interpretations; potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to the Company’s banking subsidiary; actions of the regulatory authorities under the Dodd-Frank Act and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms; and the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends.  Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  It is intended that these forward-looking statements speak only as of the date they are made.  We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	March 31,	December 31,	March 31,
	2011	2010	2010
ASSETS
Cash and Due from Banks	$25,606	$15,021	$15,480
Short-term Investments	48,665	4,250	29,919
Interest-bearing Time Deposits with Banks	10,372	-	-
Investment Securities	472,449	348,351	262,833

Loans Held-for-Sale	2,862	11,850	5,270

Loans, Net of Unearned Income	1,096,123	917,236	866,018
Allowance for Loan Losses	(14,173)	(13,317)	(10,713)
Net Loans	1,081,950	903,919	855,305

Stock in FHLB and Other Restricted Stock	9,863	9,207	10,621
Premises and Equipment	35,550	25,974	21,122
Goodwill and Other Intangible Assets	24,955	12,459	12,055
Other Assets	49,367	44,857	41,407
TOTAL ASSETS	$1,761,639	$1,375,888	$1,254,012

LIABILITIES
Non-interest-bearing Demand Deposits	$242,159	$184,204	$158,163
Interest-bearing Demand, Savings, and
Money Market Accounts	849,163	541,532	473,278
Time Deposits	393,624	361,550	341,554
Total Deposits	1,484,946	1,087,286	972,995

Borrowings	110,750	153,717	151,647
Other Liabilities	14,609	13,351	13,121
TOTAL LIABILITIES	1,610,305	1,254,354	1,137,763

SHAREHOLDERS' EQUITY
Common Stock and Surplus	107,127	80,402	79,994
Retained Earnings	39,119	36,232	30,741
Accumulated Other Comprehensive Income	5,088	4,900	5,514
TOTAL SHAREHOLDERS' EQUITY	151,334	121,534	116,249

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$1,761,639	$1,375,888	$1,254,012

END OF PERIOD SHARES OUTSTANDING	12,590,304	11,105,583	11,101,560

BOOK VALUE PER SHARE	$12.02	$10.94	$10.47

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
INTEREST INCOME
Interest and Fees on Loans	$16,241	$13,565	$12,839
Interest on Short-term Investments and Time Deposits	65	28	9
Interest and Dividends on Investment Securities	3,213	2,721	2,735
TOTAL INTEREST INCOME	19,519	16,314	15,583

INTEREST EXPENSE
Interest on Deposits	3,393	2,621	2,612
Interest on Borrowings	1,019	1,063	1,322
TOTAL INTEREST EXPENSE	4,412	3,684	3,934

NET INTEREST INCOME	15,107	12,630	11,649
Provision for Loan Losses	1,300	1,350	1,500
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	13,807	11,280	10,149

NON-INTEREST INCOME
Net Gain on Sales of Loans	409	541	318
Net Gain (Loss) on Securities	1,045	-	-
Other Non-interest Income	4,560	3,599	4,261
TOTAL NON-INTEREST INCOME	6,014	4,140	4,579

NON-INTEREST EXPENSE
Salaries and Benefits	7,401	5,763	5,549
Other Non-interest Expenses	6,469	4,989	4,717
TOTAL NON-INTEREST EXPENSE	13,870	10,752	10,266

Income before Income Taxes	5,951	4,668	4,462
Income Tax Expense	1,306	1,516	1,211

NET INCOME	$4,645	$3,152	$3,251

EARNINGS PER SHARE & DILUTED EARNINGS PER SHARE	$0.37	$0.28	$0.29

WEIGHTED AVERAGE SHARES OUTSTANDING	12,546,310	11,105,323	11,081,680
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	12,554,876	11,114,793	11,088,387

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended
		March 31,	December 31,	March 31,
		2011	2010	2010
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.06%	0.90%	1.04%
	Annualized Return on Average Equity	11.91%	10.14%	11.28%
	Net Interest Margin	3.83%	3.90%	4.10%
	Efficiency Ratio (1)	64.87%	63.35%	62.47%
	Net Overhead Expense to Average Earning Assets (2)	1.94%	2.02%	1.95%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.16%	-0.12%	0.82%
	Allowance for Loan Losses to Period End Loans	1.29%	1.45%	1.24%
	Non-performing Assets to Period End Assets	1.27%	0.97%	0.87%
	Non-performing Loans to Period End Loans	1.73%	1.22%	1.08%
	Loans 30-89 Days Past Due to Period End Loans	0.46%	0.65%	0.69%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$1,750,042	$1,399,100	$1,252,897
	Average Earning Assets	$1,619,892	$1,307,695	$1,167,687
	Average Total Loans	$1,114,310	$922,672	$877,630
	Average Demand Deposits	$243,622	$194,254	$154,219
	Average Interest Bearing Liabilities	$1,336,404	$1,066,624	$970,053
	Average Equity	$156,059	$124,329	$115,235

	Period End Non-performing Assets (3)	$22,377	$13,312	$10,972
	Period End Non-performing Loans (4)	$18,943	$11,217	$9,333
	Period End Loans 30-89 Days Past Due (5)	$5,015	$5,986	$5,955

	Tax Equivalent Net Interest Income	$15,368	$12,833	$11,856
	Net Charge-offs during Period	$444	$(267)	$1,803

(1)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(2)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(3)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, Restructured Loans, and Other Real Estate Owned.
(4)	Non-performing loans are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Restructured Loans.
(5)	Loans 30-89 days past due and still accruing.